UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

March 11, 2005

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Determination of Cash Bonuses and Base Salaries

On March 11, 2005, the Compensation and Management Development Committee of the Board of Directors of Gap Inc. (the “Committee”) determined the annual base salary and cash bonus payable to each executive officer, including awards payable under the Executive Management Incentive Cash Award Plan for performance during the 2004 fiscal year. A summary of the cash bonus and annual salary payable to Donald G. Fisher and each of the named executive officers is attached as Exhibit 10.1.

Grant of Stock Options to Paul Pressler

On March 11, 2005, the Committee granted to Paul Pressler options to purchase 500,000 shares of common stock of Gap Inc. at an exercise price of $22.42 per share, the fair market value of one share of Gap Inc. common stock on the date of grant. These options vest in four equal installments beginning on the first anniversary of the date of grant, assuming continued employment with Gap Inc.

On March 11, 2005, the Committee also granted to Paul Pressler options to purchase 1,000,000 shares of common stock of Gap Inc. at an exercise price of $22.42 per share, the fair market value of one share of Gap Inc. common stock on the date of grant. Fifty-percent of these options vest on March 11, 2010, assuming continued employment with Gap Inc. and subject to the attainment of a specified aggregate earnings per share growth target for the period beginning fiscal year 2005 and ending fiscal year 2009. The remaining fifty-percent vest on March 11, 2011, assuming continued employment with Gap Inc. and subject to the attainment of a specified aggregate earnings per share growth target for the period beginning fiscal year 2005 and ending fiscal year 2010.

All options granted to Paul Pressler will be issued pursuant to the Company’s 1996 Stock Option and Award Plan.

Adoption of Performance Goals for Paul Pressler for Fiscal 2005 Cash and Performance Unit Awards

On March 11, 2005, the Committee also named Paul Pressler as a participant eligible to earn cash and performance unit awards under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”), as amended January 25, 2005 (subject to shareholder approval), based on performance during the 2005 fiscal year and established performance goals and target award percentages for Mr. Pressler.

The cash award payable under Executive MICAP to Mr. Pressler will be based on the financial performance of Gap Inc. The financial performance of Gap Inc. shall be based on the achievement of the following objective performance goals (each as defined in the Executive MICAP): 70% depends on the Earnings of Gap Inc.; 20% depends on the Economic Profit of Gap Inc.; and 10% depends on the Free Cash Flow of Gap Inc. The base target award percentage

(as a percentage of base salary) for the cash award for Mr. Pressler is as set forth below. The actual cash award payable under the Executive MICAP to Mr. Pressler can range from 0 to 250% of his base salary depending upon the extent to which the financial performance of Gap Inc. meets, exceeds or is below target.

The award payable in performance units, issued pursuant to the Company’s 1996 Stock Option and Award Plan, to Mr. Pressler under Executive MICAP will be based 100% on year-over-year growth in Earnings Per Share of Gap Inc. (as defined in the Executive MICAP). The base target award percentage (as a percentage of base salary) for the performance unit award for Mr. Pressler is as set forth below. The actual performance unit award payable under the Executive MICAP can have a value that ranges from 0% to 100% of Mr. Pressler’s base salary depending upon the extent to which the growth in Earnings Per Share for Gap Inc. meets, exceeds or is below target. In determining the number of performance units awarded to Mr. Pressler, the value of each performance unit shall equal the average of the high and low prices at which a share of the Company’s common stock traded on the date of award, rounded down to the nearest whole unit. Each performance unit award will be granted pursuant to the Gap Inc. Stock Award Agreement and will be subject to vesting as determined by the Committee on the date of award.

	Cash Awards			Performance Unit Awards
Executive Officer	Base Target Percentage	Weight of Gap Inc. Financial Performance Goals	Weight of Divisional Financial Performance Goals	Base Target Percentage
Paul Pressler	125%	100%	0	50%

Gap Inc. Stock Award Agreement

On March 11, 2005, the Committee modified the form of the Gap Inc. Stock Award Agreement pursuant to which the Company shall grant performance units issued under the Company’s 1996 Stock Option and Award Plan. Under the agreement, the Company shall designate the applicable vesting date for each performance unit and will issue one share of common stock of the Company upon vesting of each performance unit. A copy of the modified form of the Gap Inc. Stock Award Agreement is attached hereto as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits

10.1	Summary of Named Executive Officer & Director Compensation Arrangements

10.2	Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: March 15, 2005	By:	/s/ Byron Pollitt
Byron H. Pollitt, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Summary of Named Executive Officer & Director Compensation Arrangements

10.2	Stock Award Agreement